As filed with the Securities and Exchange Commission on May 18, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

MONTANA	81-0519541
(State or other jurisdiction of	(I.R.S. employer identification no.)
incorporation or organization)

49 Commons Loop, Kalispell, Montana 59901 (406) 456-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glacier Bancorp, Inc. 2005 Stock Incentive Plan
(Full title of plan)

Copies of communications to:

KIMBERLY F. STEPHAN, ESQ.	MICHAEL J. BLODNICK
Graham & Dunn PC	President and Chief Executive Officer
2801 Alaskan Way, Suite 300	49 Commons Loop
Seattle, Washington 98121	Kalispell, Montana
(206) 340-9615	(406) 756-4200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount	offering price	Aggregate offering	Amount of
be registered	to be registered (1)	per share (2)	price (2)	registration fee
Common shares	2,500,000	$27.64	$69,100,000	$8,133.07

Notes:

1. Shares of Registrant’s Common Stock issuable upon exercise of options outstanding under the Registrant’s 2005 Stock Incentive Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

2. Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $27.64 based upon the average of the high ($28.20) and the low ($27.08) trading prices of the common stock, $0.01 par value per share of Glacier Bancorp, Inc. as reported on the Nasdaq National Market on May 16, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Glacier Bancorp, Inc. (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     (c) The description of the Registrant’s common stock contained in the Proxy Statement/Prospectus dated February 16, 2005, and included in the Registration Statement on Form S-4 (Registration No. 333-122243) filed by Registrant on January 21, 2005, including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares offered pursuant to the Plan will be passed upon by Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., Two Medicine Building, 160 Heritage Way, Suite 104, P.O. Box 7370, Kalispell, Montana 59904-0370.

Item 6. Indemnification of Directors and Officers.

     Sections 451 through 459 of Title 35, Chapter 1 of the Montana Code and the Company’s Bylaws, taken together, provide that the Company shall indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor to the Company, or is or was serving at the request of the Company or any predecessor to the Company as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of an improper personal benefit or in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company. The indemnification provisions of the Montana Code and the Company’s Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Montana Code and the Company’s Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

     Indemnification of any person, as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

     The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.

     The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company’s request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

     Besides indemnification, the Company’s Articles of Incorporation contain a provision that limits the personal liability of the Company’s directors and officers to the Company or its shareholders for monetary damages to the fullest extent permitted by the Montana Code.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., Registrant’s Montana counsel, regarding legality of the Common Stock being registered

23.1	Consent of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	Glacier Bancorp, Inc. 2005 Stock Incentive Plan

99.2	Form of Stock Option Agreement

99.3	Form of Restricted Stock Purchase Agreement

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

          1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitefish, State of Montana, on April 27, 2005.

GLACIER BANCORP, INC.

By:	/s/ Michael J. Blodnick

Michael J. Blodnick
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated on April 27, 2005.

Signature	Title

/s/ Michael J. Blodnick	President, Chief Executive Officer, and
Director
Michael J. Blodnick

/s/ James H. Strosahl	Executive Vice President and
Chief Financial Officer
James H. Strosahl

/s/ John S. MacMillan
Chairman of the Board and Director
John S. MacMillan

/s/ William L. Bouchee
Director
William L. Bouchee

Signature	Title

/s/ James M. English
Director
James M. English

/s/ Allen J. Fetscher
Director
Allen J. Fetscher

/s/ Fred J. Flanders
Director
Fred J. Flanders

/s/ Jon W. Hippler
Director
Jon W. Hippler

/s/ L. Peter Larson
Director
L. Peter Larson

Director
Everit A. Sliter

INDEX OF EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., Registrant’s Montana counsel, regarding legality of the Common Stock being registered

23.1	Consent of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	Glacier Bancorp, Inc. 2005 Stock Incentive Plan

99.2	Form of Stock Option Agreement

99.3	Form of Restricted Stock Purchase Agreement